Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Pactiv Evergreen Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (2)
Newly Registered Securities
Primary Offering:

Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	Rule 457(o)	–	–	–	–	–
	Equity	Preferred Stock	Rule 457(o)	–	–	–	–	–
	Debt	Debt Securities	Rule 457(o)	–	–	–	–	–
	Debt	Guarantees of Debt Securities (3)	Rule 457(o)	–	–	–	–	–
	Other	Depositary Shares	Rule 457(o)	–	–	–	–	–
	Other	Warrants	Rule 457(o)	–	–	–	–	–
	Other	Purchase Contracts	Rule 457(o)	–	–	–	–	–
	Other	Units	Rule 457(o)	–	–	–	–	–
Primary Offering Total:				–	–	$1,000,000,000.00 (4)	0.00014760	$147,600.00 (4)
Secondary Offering:
Fees to Be Paid	Equity	Common Stock offered by Selling Stockholder, par value $0.001 per share	Rule 457(c)	137,979,428	$15.12(4)	$2,086,248,951.36 (5)	0.00014760	$307,930.35 (5)
Secondary Offering Total:				–	–	$2,086,248,951.36 (5)	0.00014760	$307,930.35 (5)
Fees Previously Paid	–	–	–	–	–	–	–	–
Carry Forward Securities

Carry Forward Securities	–	–	–	–	–	–	–	–
	Total Offering Amounts					$3,086,248,951.36	0.00014760	$455,530.35
	Total Fees Previously Paid					–	–	–
	Total Fee Offsets					–	–	–
	Net Fee Due					–	–	$455,530.35

(1)
There are being registered hereunder an indeterminate number of each identified class of securities of Pactiv Evergreen Inc., which securities may be offered and sold, on a primary basis, in such amount in U.S. dollars or the equivalent thereof in foreign currencies as shall result in an aggregate public offering price for all securities of $1,000,000,000.00 after the date hereof. The securities registered hereunder also include such indeterminate amount of securities that may be issued upon exercise, conversion, settlement or exchange of any securities being registered hereunder. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover an indeterminate number of additional securities to be offered as a result of share splits, share dividends or similar transactions.

(2)
With regard to the securities included in the primary offering made hereby, the proposed maximum offering price per security will be determined from time to time by the registrant in connection with the issuance of the securities registered by this Registration Statement. Prices, when determined, may be in U.S. dollars or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies. If any Debt Securities or shares of preferred stock are issued at an original issue discount, then the amount registered will include the principal or liquidation amount of such securities measured by the initial offering price thereof. With regard to shares of common stock to be offered for resale by the selling stockholders, the proposed maximum offering price per share will be determined from time to time in connection with, and at the time of, the sale by the selling stockholders.

(3)
No separate consideration will be received for the guarantees of securities being registered. In accordance with Rule 457(n), no registration fee is payable with respect to such guarantees.

(4)
With respect to the primary offering, the registration fee has been calculated in accordance with Rule 457(o) under the Securities Act.

(5)
With respect to the secondary offering of shares of our common stock by the selling stockholders, the registration fee has been calculated in accordance with Rule 457(c) under the Securities Act, based upon the average of the high and low sale prices for the shares of common stock of Pactiv Evergreen Inc. reported by the on the Nasdaq Stock Market LLC on April 25, 2024.